Exhibit 99.1

       John Fanelli III Joins Hill International as Senior Vice President
                          and Chief Financial Officer

MARLTON, N.J., Sep 07, 2006 (BUSINESS WIRE) -- Hill International (Nasdaq:HINT), the worldwide construction consulting firm, announced today that John Fanelli III, CPA, has joined the firm as Senior Vice President and Chief Financial Officer.

Fanelli, 52, has nearly 30 years of experience in accounting, auditing and finance, primarily for publicly-traded companies. Prior to joining Hill, Fanelli was Vice President and Chief Accounting Officer from 2003 to 2006 with CDI Corp. (NYSE:CDI), a Philadelphia-based professional services and outsourcing firm with expertise in engineering, technical services and information technology. Before that, he worked for 18 years for Hunt Corporation, then a New York Stock Exchange-traded manufacturer and marketer of office products. At Hunt, he served as Vice President and Chief Accounting Officer, from 1995 to 2003, and before that as Director of Budgeting, Financial Analysis and Control, from 1985 to 1995. Before that, Fanelli spent eight years in various accounting and auditing positions with Coopers & Lybrand. Fanelli earned his B.S. in accounting from LaSalle University, and he is a certified public accountant in Pennsylvania.

"I am very impressed with John's experience and capabilities," said Irvin E. Richter, Hill's Chairman and Chief Executive Officer. "I am certain that John will be an important contributor to Hill's continued growth and success as a public company," Richter added.

Hill International, with 1,400 employees in 60 offices worldwide, provides program management, project management, construction management, and construction claims services. Engineering News-Record magazine recently ranked Hill as the 17th largest construction management firm in the United States. For more information on Hill, please visit our website at www.hillintl.com.

This press release includes certain statements that fall within the definition of "forward-looking statements" under the Private Securities Litigation Reform Act of 1995. Any such statements are subject to risks and uncertainties, overall economic and market conditions, competitors' and clients' actions, and weather conditions, which could cause actual results to differ materially from those anticipated, including those risks identified in Hill's filings with the Securities and Exchange Commission. Accordingly, such statements should be considered in light of these risks. Any prediction by Hill is only a statement of management's belief at the time the prediction is made. There can be no assurance that any prediction once made will continue thereafter to reflect management's belief, and Hill does not undertake to update publicly its predictions, whether as a result of new information, future events or otherwise.


(HINT-G)


SOURCE: Hill International, Inc.

Hill International, Inc.
John P. Paolin,  856-810-6210
johnpaolin@hillintl.com
Or
The Equity Group Inc.
Devin Sullivan, 212-836-9608
dsullivan@equityny.com

Copyright Business Wire 2006


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